Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-187454) pertaining to the Versar Employee 401(k) Plan of our report dated June 29, 2015, relating to the financial statements and supplement schedules of the Versar Employee 401(k) Plan which appear in the Form 11-K for the year ended December 31, 2014.

/s/ Aronson LLC

Rockville, Maryland

June 29, 2015